EXHIBIT 10.2

                       IN THE UNITED STATES DISTRICT COURT
                    FOR THE EASTERN DISTRICT OF PENNSYLVANIA


UNITED STATES OF AMERICA              :
       v.                             :      CRIMINAL NO. 06-268-2
HERLEY INDUSTRIES                     :

                             GUILTY PLEA AGREEMENT
                             ---------------------

     Under Rule 11 of the Federal Rules of Criminal Procedure, the government, the defendant, and the defendant's counsel enter into the following guilty plea agreement. Any reference to the United States or the government in this agreement shall mean the Office of the United States Attorney for the Eastern District of Pennsylvania.

     1. Defendant Herley Industries, Inc. ("Herley") agrees to plead guilty to Counts 28 and 29 of the Superseding Indictment charging the defendant with obstruction of federal audits, in violation of 18 U.S.C. Sec. 1516, when, with intent to deceive or defraud the United States, the defendant obstructed federal auditors by withholding certain cost and pricing data relating to the defendant's bids on the two Power Head contracts described in Counts 28 and 29 of the Superseding Indictment. The defendant further acknowledges its waiver of rights, as set forth in the attachment to this agreement.

     2. The defendant agrees to pay the special victims/witness assessment in the amount of $800 before the time of sentencing and shall provide a receipt from the Clerk to the government before sentencing as proof of this payment.

     3. The parties agree that this plea agreement is made pursuant to Fed.R.Crim.P. 11(c)(l)(C) and that the following specific sentence is their joint recommendation to the Court for the disposition of this case:

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          A.   The defendant  shall pay a fine of  $3,500,000.  Payment shall be made within three days of the date of sentencing.

          B. The parties agree that for purposes of the Sentencing Guidelines, pursuant to Guidelines Section 1B1.3, the loss amount to the government of all relevant conduct in this matter is $2,500,000. The parties acknowledge that the defendant has entered into an agreement with the Civil Division of the Office of the United States Attorney for the Eastern District of Pennsylvania (hereinafter "the Civil Settlement Agreement"), which settlement includes full restitution to the Department of Defense and damages. The parties agree that there shall be no restitution awarded in this criminal case.

          C. It is further agreed that in the event that the Court rejects the plea agreement, it will do so on the record and in open court, and will personally advise the defendant: (a) that the Court is not required to follow the plea agreement and give the defendant an opportunity to withdraw the plea; and (b) that if the plea is not withdrawn, the Court may dispose of the case in a manner less favorable toward the defendant than the plea contemplated.

     4. Pursuant to U.S.S.G. Sec. 6B1.4, the parties enter into the following stipulations under the Sentencing Guidelines Manual effective November 1,2001. It is understood and agreed that: (1) except as provided in this paragraph, neither party shall argue the applicability of any provision of the Sentencing Guidelines, including offense conduct, offense characteristics, criminal history, adjustments and departures; (2) these stipulations are not binding upon either the Probation Office or the Court; and (3) the Court may make factual and legal determinations that differ from these stipulations and that may result in an increase or decrease in the Sentencing Guidelines range and the sentence that may be imposed:

          A. The Sentencing Guideline applicable to the determination of the applicable fine for the offense of conviction is U.S.S.G. Sec. 8C2.

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          B.   The base fine is $2,500,000, under Sec.8C2.4(a)(3).

          C.   Under Sec. 8C2.5 (a) and (b)(3)(A),  the culpability  score is 8,
               less  one  point  for   acceptance   of   responsibility,   under
               Sec.8C2.5(g)(3),  for a total  culpability  score of 7.

          D. Under Sec. 8C2.6, the minimum multiplier is l.40 and the maximum multiplier is 2.80.

     5. The defendant waives any and all defenses and objections in this matter as to any payment made to the government in the Civil Settlement Agreement of any civil claim, including under the False Claims Act and under the Double Jeopardy and the Excessive Fines clauses of the Eighth Amendment.

     6. The defendant agrees that any fine, restitution, assessment, tax, interest or other payments, including payments made under the Civil Settlement Agreement relating to the transactions which are the subject of the Superseding Indictment, do not constitute extraordinary acceptance of responsibility or provide any basis to seek a downward departure.

     7. The defendant waives any claim under the Hyde Amendment, 18 U.S.C. Sec. 3006A (Statutory Note), for attorney's fees and other litigation expenses arising out of the investigation or prosecution of this matter.

     8. At the time of sentencing, the government will:

          A. Move to dismiss Counts 1 through 27 and 30 through 33 of the Superseding Indictment filed on January 30, 2007 as to this defendant. The defendant waives the statute of limitations as to all counts to be dismissed under this agreement and agrees that if the defendant withdraws from, or successfully challenges, the guilty plea entered under this agreement, or if these counts are

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               otherwise  reinstated under the terms of this agreement,  neither the statute of limitations nor the Double Jeopardy Clause will bar prosecution on any of these dismissed counts.

          B. Comment on the evidence and circumstances of the case; bring to the Court's attention all facts relevant to sentencing including evidence relating to dismissed counts, if any, and to any criminal conduct of the defendant; address the Court regarding the nature and seriousness of the offense; respond factually to questions raised by the Court; correct factual inaccuracies in the presentence report, if any, or sentencing record; and rebut, as it deems appropriate, any statement of facts made by or on behalf of the defendant at sentencing.

Nothing in this agreement shall limit the government in its comments in, and responses to, any post-sentencing matters.

     9. The defendant understands, agrees and has had explained to it by counsel that the Court may impose the following statutory maximum sentence on the counts of conviction:

     A. Count 28 (obstruction of a federal audit of the response to the 2001 solicitation for 42 Power Heads): a fine of the greater of $500,000 or twice the sum gained as a result of the obstruction, organizational probation, a special assessment of $400, and restitution.

     B. Count 29 (obstruction of a federal audit of the response to the 2001 solicitation for 139 power heads): a fine of the greater of $500,000 or twice the sum gained as a result of the obstruction, organizational probation, a special assessment of $400, and restitution.

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Thus, the Total  Statutory  Maximum  penalty that the Court may impose is a fine equal to the  greater of  $1,000,000  or twice the sum gained as a result of the
obstruction,   organizational  probation,  a  special  assessment  of  $800  and restitution.

     10. The defendant understands and agrees that: (a) the status of any license or certification held by the defendant is not protected by this agreement and is a matter solely within the discretion of the appropriate licensing, regulatory and administrative authorities; and (b) the government will inform the appropriate licensing, regulatory and administrative authorities of the disposition of the criminal charges filed against the defendant in this case.

     11. In exchange for the undertakings made by the government in entering this plea agreement, the defendant voluntarily and expressly waives all rights to appeal or collaterally attack the defendant's conviction, sentence, or any other matter relating to the prosecution of all defendants, whether such a right to appeal or collateral attack arises under 18 U.S.C. Sec. 3742,28 U.S.C. Sec. 1291,28 U.S.C. Sec. 2255, or any other provision of law. This waiver is not intended to bar the assertion of constitutional claims that the relevant case law holds cannot be waived.

          A. Notwithstanding the waiver provision above, if the government appeals from the sentence, then the defendant may file a direct appeal of its sentence.

          B. If the government does not appeal, then notwithstanding the waiver provision set forth in this paragraph, the defendant may file a direct appeal but may raise only claims that:

               1. the defendant's sentence on any count of conviction exceeds the statutory maximum for that count as set forth in paragraph 9 above;

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               2.   the sentencing judge erroneously departed upward pursuant to the Sentencing Guidelines; or

               3. the sentencing judge, exercising the Court's discretion pursuant to United States v. Booker, 543 U.S. 220 (2005), imposed an unreasonable sentence above the final Sentencing Guideline range determined by the Court.

If the defendant does appeal pursuant to this paragraph, no issue may be presented by the defendant on appeal other than those described in this paragraph.

     12. The defendant represents that its representative has been duly authorized to enter into this agreement by its Board of Directors as evidenced by the attached certified copy of the relevant portions of the minutes of its Board meeting of April 1, 2008 and a meeting of a Special Committee held on April 3, 2008.

     13. The defendant is satisfied with the legal representation provided by the defendant's lawyers; the defendant and these lawyers have fully discussed this plea agreement; and the defendant is agreeing to plead guilty because the defendant admits that the defendant is guilty.

     14. It is agreed that the parties' guilty plea agreement contains no additional promises, agreements or understandings other than those set forth in

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this written guilty plea agreement, and that no additional promises,  agreements or understandings will be entered into unless in writing and signed by all parties.


HERLEY INDUSTRIES, Inc.                     PATRICK L. MEEEHAN
Defendant                                   United States Attorney

/s/ Myron Levy                              /s/ LINDA DALE HOFFA
_____________________________________       ___________________________________
By                                          LINDA DALE HOFFA
Its  CEO & Chairman                         Chief, Criminal Division
                                            Assistant United States Attorney

/s/ James T. Smith                          /s/ Pamela Foa
_____________________________________       __________________________________
JAMES T. SMITH, Esq.                        PAMELA FOA
Counsel for Defendant                       ANTHONY G. KYRIAKAKIS
                                            Assistant United States Attorneys


Date:  May 5, 2008